 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

WORLDS ONLINE INC.
(Name of Registrant As Specified In Charter)

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INFORMATION STATEMENT

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

WORLDS ONLINE INC.

11 ROYAL ROAD

BROOKLINE, MA 02445

January 26, 2017

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of Worlds Online Inc., a Delaware Corporation (the “Company”), to notify such Stockholders that on January 26, 2017, the Company received written consents in lieu of a meeting of Stockholders from the holders of 33,582,774 shares representing approximately 52.4% of the 64,074,683 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") authorizing the Company's Board of Directors (1) to increase the authorized Common Stock of the Company to 500,000,000 shares, (2) to increase the authorized Preferred Stock of the Company to 50,000,000 shares, (3) to effectuate a reverse stock split (pro-rata decrease) of our issued and outstanding shares of Common Stock in the discretion of our Board of Directors in a ratio of up to 10-for-1 and (4) to change the name of the Company to “MariMed Inc.”

On January 19, 2017, the Board of Directors of the Company approved the above-mentioned actions, subject to Stockholder approval. The Majority Stockholders approved the action by written consent in lieu of a meeting on January 26, 2017 (the “Written Consents”), in accordance with the Delaware General Corporation Law (“DGCL”). Accordingly, your consent is not required and is not being solicited in connection with the approval of such corporate actions. This Information Statement is expected to be mailed to you on or about February 7, 2017.

THIS INFORMATION STATEMENT DESCRIBES CERTAIN EVENTS WHICH THE BOARD OF DIRECTORS IS NOW AUTHORIZED TO IMPLMENT IN ITS DISCRETION BUT NONE OF THESE EVENTS HAVE OCCURRED OR ARE GUARANTEED TO EVER OCCUR.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

By Order of the Board of Directors,
/s/ Thom Kidrin
Thom Kidrin, President

Brookline, Massachusetts

February 6, 2017

(1)

SUMMARY OF ACTIONS WHICH HAVE BEEN AUTHORIZED

The authority granted to the Board of Directors to increase the Company’s authorized shares, decrease of its outstanding shares and change its name (collectively the “Amendments” or “Actions”) are more fully described below. The Written Consent was delivered in accordance with the DGCL, our Certificate of Incorporation and our By-Laws, each of which permits that any action which may be taken at a meeting of the Stockholders may also be taken by the written consent of the holders of a majority of the voting power of the Company’s outstanding stock to approve the action at a meeting.  This Information Statement is being furnished to all of our Stockholders of record on January 19, 2017 in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (“Commission”) thereunder, solely for the purpose of informing our Stockholders of the actions taken by the Written Consent before they become effective.

We are furnishing this Information Statement to our Stockholders in satisfaction of the notice requirement under Section 228 of the DGCL. No additional action will be undertaken by us with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents are afforded to Stockholders as a result of the approval of the Amendments.

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the Amendments can be filed with the Secretary of State of the State of Delaware and become effective is twenty (20) calendar days after this Information Statement is first sent or made available to the Stockholders.

This is not a notice of an annual or special meeting of stockholders and no stockholder meeting will be held to consider any matter which is described herein.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors (the “Board”) believes that our Stockholders will benefit from the restructuring of our capitalization structure by increasing our authorized Common and Preferred Stock and reducing the number of outstanding shares and by changing our name to “MariMed Inc.”

(2)

AUTHORITY TO IMPLEMENT A REVERSE SPLIT OF OUR COMMON STOCK

IN A RATIO RANGING OF UP TO 10:1 AT THE DISCRETION THE BOARD

Purpose and Effect of the Reverse Stock Split

The proposed Reverse Stock Split is to provide us with sufficient flexibility to take advantage of corporate opportunities and/or financings should the opportunities arise or to raise the market price of our common stock to qualify to have our common stock quoted on NASDAQ or listed on an exchange. Without the Reverse Stock Split, we might not have sufficient number of authorized Common Shares to engage in these types of transactions and if we were to merely increase the number of our authorized Common Shares management is concerned that the number of our issued and outstanding Common Stock following any such transaction might be excessive, given our current financial condition.

Under economic theory, and as experience shows, the market price of our Common Stock should rise in an inverse amount to the ratio of the reverse split.  However, the market price of our Common Stock is also based on factors that may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. Accordingly, following the initial expected rise following the implementation of the Reverse Stock Split, the market price of our stock may fall resulting in a loss of net value to your portfolio.

The Reverse Stock Split will affect all of our Stockholders uniformly. We will not issue fractional shares, but rather will round up any fractional shares to the next highest full share as a consequence of the Reverse Stock Split.

After the effective date of the Reverse Stock Split (as will be determined in the discretion of our Board of Directors, but no later than the record date of our next annual meeting of stockholders), each Stockholder will own a reduced number of shares of our Common Stock, but will hold the same percentage of the outstanding shares as such Stockholder held prior to the effective date. The number of shares of our Common Stock that may be issued upon the exercise or conversion of outstanding derivative securities to receive shares of our Common Stock and the per share conversion prices thereof, will be adjusted appropriately to give effect to the Reverse Stock Split as of the effective date.

The liquidity of our Common Stock may be adversely affected by the reduced number of freely trading shares outstanding after the Reverse Stock Split. In addition, the split will increase the number of Stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Such Stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The Reverse Stock Split will not affect the par value of our Common Stock. As a result, on the effective date of any such implementation, the stated capital on our balance sheet attributable to our Common Stock will be reduced in proportion with the exchange ratio for the Reverse Stock Split (as will be determined in the discretion of our Board of Directors, but no later than the record date of our next annual meeting of shareholders) and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total shareholders' equity. All share and per share information will be retroactively adjusted following the effective date to reflect the Reverse Stock Split for all periods presented in future filings.

The availability of additional authorized shares will allow our Board of Directors to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the Stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include meeting requirements for capital expenditures or working capital or, depending on the market conditions, effecting future acquisitions of other businesses through the issuance of shares of Common Stock or to raise sufficient additional capital to qualify to have our common stock quoted on NASDAQ or listed on an exchange. Except as described below under “Potential Future Activities”, as of the date hereof, we do not have any plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized Common Stock.

(3)

Because the Reverse Stock Split will result in an increased number of authorized but unissued shares of our Common Stock, it may be construed as having an anti-takeover effect. Although the Reverse Stock Split will not be implemented for this purpose, in the future the Board of Directors could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of us, for example, by privately placing shares with purchasers who might side with our Board of Directors in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our By-Laws or certain provisions of our Articles of Incorporation would not receive the requisite vote. Such uses of our Common Stock could render more difficult, or discourage, an attempt to acquire control of our Company if the Board of Directors opposed such transactions.

The Reverse Stock Split will have the following effects upon our Common Stock:

•	The number of shares owned by each holder of Common Stock on the effective record date, of a reverse split will be reduced by a factor of up to 90%;

•	The number of shares of Common Stock we are authorized to issue will remain at 100,000,000 or will increase to 500,000,000 if and when our Board of Directors determines to implement such increase;

•	The par value of our Common Stock will remain the same; and

•	Shares of our Common Stock underlying our outstanding Convertible Notes, Options and Warrants will be reduced by the same factor.

The shares of our Common Stock to be issued following the Reverse Stock Split will be fully paid and non-assessable. The Reverse Stock Split will not change any of the rights of the Stockholders of our Common Stock. The new shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of our Common Stock that were issued prior to the Reverse Stock Split. Each Stockholder's percentage ownership will not be altered as a result of the Reverse Stock Split, but each Stockholder will incur dilution, which may be substantial, as a result of future corporate issuances of available shares as a result of the Reverse Stock Split.

On the record date to determine the Stockholders entitled to receive notice of the Actions of January 19, 2017, there were 64,074,683 shares of our common stock issued and validly outstanding and an additional 9,250,000 shares underlying outstanding options and 255,000 shares underlying outstanding warrants.

The following table sets forth the number of shares of Common Stock issued and outstanding as of the record date for Stockholders entitled to receive notice of this Information Statement and upon implementation of a reverse split at a ratio of 10:1, if and when our Board of Directors determines to implement it.  We currently have 100 million authorized shares of Common Stock.

Number of currently outstanding shares	64,074,683
Number of currently outstanding shares, post-split (assumes 10:1 split)	6,407,468
Number of authorized but unissued shares, post-split	93,592,532
Number of currently outstanding shares – fully diluted	73,579,683
Number of authorized but unissued shares - fully diluted, post-split	92,642,032

(4)

The following table sets forth the same information as provided in the table above, but assumes that the increase of our authorized Common Stock to 500 million shares has been implemented.

Number of currently outstanding shares	64,074,683
Number of currently outstanding shares, post-split (assumes 10:1 split)	6,407,468
Number of authorized but unissued shares, post-split	493,592,533
Number of currently outstanding shares – fully diluted	73,579,683
Number of authorized but unissued shares - fully diluted, post-split	492,642,032

The Reverse Stock Split will become effective on such date as will be determined by the Board of Directors, but not before February 27, 2017, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

The Company’s transfer agent, Olde Monmouth Stock Transfer Co., Inc., will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares are asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures set forth in the letter of transmittal enclosed with this Information Statement. No new certificates will be issued to a stockholder until that stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal.

If and when the Board of Directors chooses to effect the Reverse Stock Split, it would be implemented by filing a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective at the time specified in the Certificate of Amendment, which will most likely be immediately after the filing of the Certificate of Amendment and which we refer to as the “effective time.” Beginning at the effective time, each certificate representing shares of the Common Stock before the Reverse Stock Split will automatically be deemed for all corporate purposes to evidence ownership based on the applicable Reverse Stock Split ratio.

As soon as practicable after the effective time, the Stockholders will be notified that the Reverse Stock Split has been effected. The Company expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Stockholders of record for the Reverse Stock Split (which will be a separate date established by the Board of Directors prior to implementation of the Reverse Stock Split and should not be confused with the record date referred to herein as the record date for receiving this Information Statement) will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a Stockholder until the Stockholder has surrendered the Stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split will continue to be valid and will represent the adjusted number of shares rounded up to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

THE ABOVE DESCRIPTION OF A REVERSE SPLIT ONLY DESCRIBES AN AUTHORIZATION TO IMPLEMENT A REVERSE SPLIT BUT AS OF THE DATE HEREOF, THE BOARD OF DIRECTORS HAS YET TO DETERMINE IF IT WILL IMPLEMENT A REVERSE SPLIT.

(5)

INCREASE AUTHORIZED CAPITAL

On January 19, 2017, the Board of Directors unanimously resolved, subject to Stockholder approval, which was obtained on January 26, 2017, to amend our Certificate of Incorporation (the “Revised Certificate”). The Revised Certificate would amend the Certificate of Incorporation as follows:

•	increase the number of authorized shares of common stock from 100,000,000 shares to 500,000,000 shares

•	increase the number of authorized shares of preferred stock from 5,000,000 shares to 50,000,000 shares

Once implemented, Article FOURTH of our Certificate of Incorporation would be amended to increase the authorized shares of Common Stock to 500,000,000 shares and 50,000,000 shares of Preferred Stock.

The additional shares of Common Stock will have rights identical to the currently outstanding Common Stock and their authorization will not affect the rights of the holders of currently outstanding Common Stock. However, if additional shares of Common Stock are actually issued, any such issuance would have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock.

We currently have 100,000,000 authorized shares of Common Stock. As of January 25, 2017, 64,074,683 shares of common stock were outstanding, in addition to which 9,505,000 shares of common stock are needed for issuance subject to outstanding options and warrants. We currently have 5,000,000 authorized shares of Preferred Stock, of which 500,000 shares are currently outstanding.

The principal purpose to authorize additional shares of Common Stock is to provide us with (i) sufficient shares to satisfy all of our obligations under outstanding convertible securities, (ii) additional financial flexibility to issue Common Stock for purposes which may be identified in the future, including, without limitation, to distribute Common Stock to stockholders pursuant to stock splits and/or stock dividends, to raise equity capital, to provide sufficient shares for issuance under any stock option plan, to adopt additional equity incentive plans or reserve additional shares for issuance under such plans, to make acquisitions through the use of Common Stock, or to raise sufficient additional capital to qualify to have our common stock quoted on NASDAQ or listed on an exchange, and to effect other corporate transactions. The principal purpose to authorize additional shares of Preferred Stock is to provide us with additional financial flexibility to issue Preferred Stock for purposes which may be identified in the future, including, without limitation, to raise equity capital and to make acquisitions through the use of Preferred Stock.

(6)

The availability of additional shares of common stock is particularly important if the Board of Directors needs to undertake any of the foregoing actions on an expedited basis. An increase in the number of authorized shares of Common and Preferred Stock would enable the Board of Directors to avoid the time (and expense) of seeking Stockholder approval in connection with any such contemplated action. The Board of Directors does not intend to solicit further Stockholder approval prior to the issuance of any additional shares of Common or Preferred Stock, except as may be required by applicable law or the rules of any stock exchange upon which our securities may be listed. As of the date hereof, except as disclosed above, we do not have any plans, proposals, or arrangements, written or otherwise, to issue any of the newly available authorized shares. Approval of the proposal does not mean that we will necessarily enter into such transactions, but our Board believes that it may make us a more attractive candidate for a corporate transaction for financing.  No assurance can be given that approval of this proposal will lead to a corporate transaction or significant financing. The holders of our Common Stock do not have preemptive rights to purchase any shares issued in the future.

The proposed increase in the authorized number of shares of Common and Preferred Stock could have a variety of effects on our Stockholders depending upon the exact nature and circumstances of any actual issuances of such authorized shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of us more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by us could have an effect on the potential realizable value of a Stockholder’s investment. In the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of our Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a Stockholder’s investment could be adversely affected.

Your attention is directed to the table below which sets forth the amount of shares of Common Stock that would be available for issuance once this Action is implemented.

Common Stock
Shares currently authorized	100,000,000
Shares currently outstanding – fully diluted	73,579,683
Additional shares currently available for issuance	26,420,317
Shares authorized once Common Stock increase is implemented	500,000,000
Shares currently outstanding – fully diluted	73,579,683
Additional shares that can be issued once Common Stock increase is implemented	426,420,317

As described below under “Potential Future Activities” the Company currently intends to acquire the remaining 49% of MariMed Advisors Inc. which it currently does not own. It is anticipated that the acquisition will result in the issuance of a substantial amount of shares which will cause significant dilution to all shareholders. The owners of MariMed Advisors Inc. include officers, directors and 10% owners of the Company, all of whom have consented to authorize these Actions.

(7)

AMENDMENT OF CERTIFICATE OF INCORPORATION TO CHANGE THE CORPORATE NAME

On January 19, 2017 and January 26, 2017, our Board of Directors and certain of our Stockholders owning a majority of our voting securities, respectively approved a resolution authorizing us to amend our Certificate of Incorporation to change our corporate name to “MariMed Inc.” The Board believes that the name change would better reflect the nature of our current and anticipated business operations.

This name change will be effective at the discretion of our Board of Directors but not earlier than twenty (20) days following the mailing to Stockholders of this Definitive Information Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 25, 2017, certain information with respect to the beneficial ownership of Common Stock by (i) each of our directors and executive officers; (ii) each person who owns beneficially more than 5% of the common stock; and (iii) all directors and executive officers as a group. The percentage of shares beneficially owned is based on there being 64,074,683 shares of common stock outstanding as of January 25, 2017.

Name & Address of Beneficial Owner(1)	Amount & Nature of Beneficial Owner	% of Class(2)
Worlds Inc.	5,936,115(3)	9.3%
Thomas Kidrin	6,596,667(4)	9.6%
Chris Ryan	1,582,497(5)	2.5%
Robert Fireman	7,230,218(6)	11.2%
Bernard Stolar	400,000(7)	*
Edward Gildea	350,000(8)	*
Gerald McGraw, Jr.	7,029,932	11.0%
James Griffin, Jr.	7,029,932	11.0%
Jon Levine	6,761,516(9)	10.6%
Timothy Shaw	3,834,508	6.0%
All directors and executive officers as a group (five persons)	16,159,382(10)	23.0%

____________

* Less than 1%.

(1) Unless stated otherwise, the business address for each person named is c/o Worlds Online Inc., 11 Royal Road, Brookline, MA  02445.

(2) Calculated pursuant to Rule 13d-3(d) (1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. We believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them (subject to community property laws where applicable) and except where otherwise noted.

(3) Worlds Inc. intends to dispose of its stock in an orderly fashion into the open market or in private sales, in either case in ways designed not to impact the market, but in any event within five years. While it holds any shares it will vote them in proportion to the votes by other stockholders.

(4) Includes 4.5 million currently exercisable stock options.

(5) Includes 600,000 currently exercisable stock options. Does not include an additional 169,487 shares owed to Mr. Ryan but not yet delivered. When such shares are issued (assuming no other changes to the number of outstanding shares) Mr. Ryan will own 2.7%.

(6) Includes 400,000 currently exercisable stock options. Includes common shares held both directly and indirectly.

(7) Includes 400,000 currently exercisable stock options.

(8) Includes 350,000 currently exercisable stock options.

(9) Includes common shares directly and indirectly owned.

(10) Includes 6,250,000 currently exercisable stock options.

(8)

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the DGCL, our Articles of Incorporation or By-Laws to dissent from any of the provisions adopted as set forth herein.

INTERESTS OF CERTAIN PERSONS IN THE ACTIONS

Certain of the Company’s officers and directors have an interest in these Actions as a result of their ownership of shares of our common stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above.  However, we do not believe that our officers or directors have interests in these Actions that are different from or greater than those of any other of our Stockholders.

POTENTIAL FUTURE ACTIVITIES

We are currently contemplating (i) selling back to Worlds Inc. or spinning out into a new entity the license we currently have to Worlds Inc.’s 3D technology and its proprietary know how and becoming a purely cannabis related enterprise, (ii) issuing a significant amount of stock to acquire the remaining 49% of MariMed Advisors Inc. and (iii) issuing a currently indeterminate number of shares to raise $10M+ in new financing, which sales could possibly be made at anytime after the date hereof. No assurance can be given that these contemplated plans will come to fruition.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q and current reports on Form 8-K with the Commission. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on January 19, 2017, as the record date for the determination of Stockholders who are entitled to receive this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, none of the Actions described above will become effective until at least twenty (20) calendar days after the mailing of this Information Statement.

This Information Statement is expected to be mailed or made available on or about February 7, 2017 to all Stockholders of record as January 19, 2017.

By Order of the Board of Directors,
/s/ Thom Kidrin
Thom Kidrin, President

(9)